The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-171806

Subject to Completion. Dated June 10, 2013.

Pricing Supplement SPB ELN 84 to the Prospectus dated January 28, 2011, the Series E Prospectus Supplement dated January 28, 2011, and the Product Prospectus Supplement PB-1 dated May 6, 2013

Royal Bank of Canada $ Leveraged Buffered Basket-Linked Notes, due , 2015
The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (expected to be the third scheduled business day after the determination date) is based on the performance of an equally weighted basket (which we refer to as the “underlier”) comprised of the Energy Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund, the Materials Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund, as measured from the trade date to and including the determination date (expected to be between 20 and 23 months after the trade date).  If the final underlier level on the determination date is greater than or equal to 90% of the initial underlier level, you will receive the digital payment (expected to be between $1,070 and $1,100).  If the final underlier level is less than 90% of the initial underlier level, the return on your notes will be negative.  You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

●
if the underlier return is greater than or equal to -10% (the final underlier level is greater than or equal to 90% of the initial underlier level), the digital payment (expected to be between $1,070 and $1,100); or

●
if the underlier return is negative and is below -10% (the final underlier level is less than the initial underlier level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) 100/90 (which is approximately 1.1111%) times (b) the sum of the underlier return plus 10% times (c) $1,000. This amount will be less than $1,000.

Decreases in one or more basket index funds may offset increases in one or more of the other basket index funds. Your investment in the notes involves certain risks, including, among other things, our credit risk.  See the section “Additional Risk Factors Specific to Your Notes” beginning on page PS-8 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided in this pricing supplement so that you may better understand the terms and risks of your investment.

Original issue date:	, 2013	Original issue price:	[100.00]% of the principal amount
Underwriting discount:	1.75% of the principal amount	Net proceeds to the issuer:	98.25% of the principal amount

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-27 of this pricing supplement.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense. The notes will not constitute deposits that are insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets, LLC
Pricing Supplement dated         , 2013.

SUMMARY INFORMATION
We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “Royal Bank of Canada”, “we”, “our” and “us” mean only Royal Bank of Canada and all references to “$” or “dollar” are to United States dollars. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 28, 2011, as supplemented by the accompanying prospectus supplement, dated January 28, 2011, of Royal Bank of Canada relating to the Senior Medium-Term Notes, Series E program of Royal Bank of Canada and references to the “accompanying product prospectus supplement PB-1” mean the accompanying product prospectus supplement PB-1, dated May 6, 2013, of Royal Bank of Canada.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Notes” beginning on page PS-4 of the accompanying product prospectus supplement PB-1. Please note that certain features described in the accompanying product prospectus supplement PB-1 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product prospectus supplement PB-1.
Key Terms

Issuer:  Royal Bank of Canada

Underlier:  An equally weighted basket comprised of the basket index funds

Basket index funds  Energy Select Sector SPDR® Fund (Bloomberg symbol, "XLE UP Equity"), Industrial Select Sector SPDR® Fund (Bloomberg symbol, "XLI UP Equity"), Materials Select Sector SPDR® Fund (Bloomberg symbol, "XLB UP Equity") and Technology Select Sector SPDR® Fund (Bloomberg symbol, "XLK UP Equity")

Specified currency: U.S. dollars (“$”)

Denominations:  $1,000 and integral multiples of $1,000 in excess of $1,000.  The notes may only be transferred in amounts of $1,000 and increments of $1,000 thereafter

Principal amount:  each note will have a principal amount of $1,000; $            in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than principal amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at a price equal to the principal amount. See “If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount” on page PS-16 of this pricing supplement

Cash settlement amount (on the stated maturity date):  for each $1,000 principal amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●	if the final underlier level is greater than or equal to the threshold level, the digital payment; or

●
if the final underlier level is less than the threshold level, the sum of (1) $1,000 plus (2) the product of (i) the buffer rate times (ii) the sum of the underlier return plus the buffer amount times (iii) $1,000. In this case, the cash settlement amount will be less than the principal amount of the notes, and you will lose some or all of the principal amount.

Initial underlier level: 100

Final underlier level:  the final underlier level will equal the sum of the results of, for each basket index fund, (a) the applicable basket index fund return times (b) the applicable basket weighting times (c) 100, as determined by the calculation agent on the determination date, except in the limited circumstances described below under “Additional Terms of the Notes”.  Please see “—Hypothetical Examples” below for sample calculations of the final underlier level.

Basket weightings:  each basket index fund has a basket weighting of 25%

Underlying indices:  the Energy Select Sector Index, the Industrial Select Sector Index, the Materials Select Sector Index and the Technology Select Sector Index, each of which is sponsored by Standard and Poor’s Financial Services, LLC, an affiliate of The McGraw-Hill Companies, Inc., and compiled by BofA Merrill Lynch Research

Initial basket index fund price (to be set on the trade date and may be higher or lower than the actual closing price of the applicable basket index fund on the trade date):

Final basket index fund price:  the closing price of each basket index fund on the determination date, except in the limited circumstances described below under “Additional Terms of the Notes”

Basket index fund return:  for each basket index fund, the quotient of (1) the final basket index fund price divided by (2) the initial basket index fund price, expressed as a percentage

Underlier return:  the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Digital payment (to be set on the trade date): for each $1,000 principal amount of the notes, expected to be between $1,070 and $1,100

Threshold level:  90% of the initial underlier level (equal to an underlier return of -10%)

Buffer amount:  10%

Buffer rate:  the quotient of the initial underlier level divided by the threshold level, which equals approximately 111.11%

Trade date:  [•]

Original issue date (settlement date) (to be set on the trade date): expected to be the fifth scheduled business day following the trade date

Determination date (to be set on the trade date): a specified date that is expected to be between 20 and 23 months after the trade date, subject to adjustment as described below under “Additional Terms of the Notes”

Stated maturity date (to be set on the trade date):  a specified date that is expected to be the third scheduled business day after the determination date, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” beginning on page PS-5 of the accompanying product prospectus supplement PB-1

No interest:  the offered notes will not bear interest

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:  the notes are not subject to redemption prior to maturity.

Business day:  as described under “General Terms of the Notes — Special Calculation Provisions — Business Day” on page PS-11 of the accompanying product prospectus supplement PB-1

Trading day:  as described under “General Terms of the Notes — Special Calculation Provisions — Trading Day” on page PS-11 of the accompanying product prospectus supplement PB-1

Use of proceeds and hedging:  as described under “Use of Proceeds and Hedging” on page PS-13 of the accompanying product prospectus supplement PB-1

ERISA:  as described under “Employee Retirement Income Security Act” on page PS-20 of the accompanying product prospectus supplement PB-1

Calculation agent: RBC Capital Markets, LLC (“RBCCM”)

Dealer:  RBCCM

U.S. tax treatment:  By purchasing a note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in the accompanying prospectus under “Tax Consequences”, the discussion in the accompanying prospectus supplement under “Certain Income Tax Consequences”, and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the accompanying product prospectus supplement PB-1 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the notes

Canadian tax treatment: For a discussion of certain Canadian federal income tax consequences of investing in the notes, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product prospectus supplement PB-1

CUSIP no.: 78008S2H8

ISIN no.: US78008S2H85

FDIC: the notes will not constitute deposits that are insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other Canadian or U.S. governmental agency

The trade date, the determination date and the stated maturity date are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the notes.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity, assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical. No one can predict what the underlier level will be on any day during the term of your notes, and no one can predict what the final underlier level will be. The prices of the basket index funds have been highly volatile in the past—meaning that these prices have changed considerably in relatively short periods—and the performance of the basket cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date with a $1,000 principal amount and are held to maturity. If you sell your notes in any secondary market prior to maturity, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates and the volatility of the basket index funds. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by RBCCM and taking into account our credit spreads) will be, and the price you may receive for your notes may be, significantly less than the principal amount. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions, Our Creditworthiness or Any Other Relevant Factors, the Value of the Notes on the Trade Date (as Determined by Reference to Pricing Models Used by the Dealer) Will Be Significantly Less than the Principal Amount” below. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Hypothetical digital payment	$1,070
Threshold level	90% of the initial underlier level
Buffer rate
Buffer amount	10%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date
No change in or affecting the underlier or the policies of the basket index funds’ investment advisor or the method by which the underlying indices are calculated.
Notes purchased on the original issue date at a price equal to the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial basket index fund prices that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial basket index fund prices may differ substantially from their prices prior to the trade date and may be higher or lower than their actual prices on the trade date.

For these reasons, the actual performance of the basket index funds over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical basket index fund prices shown elsewhere in this pricing supplement. For information about the historical levels of the basket index funds during recent periods, see “The Underlier—Historical Performance of the Basket Index Funds” below. Before investing in the notes, you should consult publicly available information to determine the levels of the basket index funds between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the stocks held by the basket index funds (the “basket component stocks”).

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 principal amount of the notes at maturity would equal the principal amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as a Percentage of the Initial Underlier Level)	Hypothetical Cash Settlement Amount (as a Percentage of the Principal Amount)
150.00%	107.000%
140.00%	107.000%
130.00%	107.000%
120.00%	107.000%
110.00%	107.000%
105.00%	107.000%
100.00%	107.000%
95.00%	107.000%
90.00%	107.000%
80.00%	88.889%
75.00%	83.333%
50.00%	55.556%
25.00%	27.778%
0.00%	0.000%

If, for example, the final underlier level were determined to be 25.00% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above.  As a result, if you purchased your notes on the settlement date and held them to maturity, you would lose approximately 72.222% of your investment.

If the final underlier level were determined to be 150.00% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the digital payment, or 107.00% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above.  As a result, if you purchased your notes on the settlement date and held them to maturity, you would not benefit from any increase in the final underlier level that is over 107.00% of the initial underlier level.

The following chart also illustrates the hypothetical cash settlement amounts (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis.  The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than the threshold level would result in a hypothetical cash settlement amount of less than 100.00% of the principal amount of your notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.  On the other hand, any hypothetical final underlier level that is greater than or equal to the threshold level would result in a hypothetical cash settlement amount that is equal to the digital payment.

No one can predict what the final underlier level will be.  The actual amount that a holder of the notes will receive at maturity and the actual return on your investment in the notes, if any, will depend on the initial basket index fund prices, the maturity date and the digital payment that will be set on the trade date and the actual final underlier level determined by the calculation agent as described above. In addition, the actual return on your notes will further depend on the original issue price.  Moreover, the assumptions on which the hypothetical table and chart are based may turn out to be inaccurate.  Consequently, the return on your investment in the notes, if any, and the actual cash settlement amount to be paid in respect of the notes at maturity may be very different from the information reflected in the table and chart above.

The following two examples illustrate the hypothetical cash settlement amount at maturity for the notes based on hypothetical final basket index fund prices, calculated based on the key terms and assumptions above. The levels in Column A represent the hypothetical initial basket index fund price for each basket index fund, and the prices in Column B represent hypothetical final basket index fund prices for each basket index fund. The percentages in Column C represent hypothetical final basket index fund prices for each basket index fund in Column B expressed as percentages of the corresponding hypothetical initial basket index fund prices in Column A. The percentages in Column D represent the applicable basket weighting for each basket index fund, and the amounts in Column E represent the products of the percentages in Column C times the corresponding percentages in Column D times 100. The final underlier level for each example is shown beneath each example, and will equal the sum of the four products shown in Column E. The underlier return for each example is shown beneath the final underlier level for such example, and will equal the quotient of (i) the final underlier level for such example minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage.

Example 1:  The final underlier level is greater than the threshold level.

	Column A	Column B	Column C	Column D	Column E

Basket Index Fund	Hypothetical Initial Basket Index Fund Price	Hypothetical Final Basket Index Fund Price	Column B / Column A	Basket Weighting	Column C x Column D x 100
XLE	$80.53	$104.69	130%	25%	32.5
XLI	$43.49	$56.54	130%	25%	32.5
XLB	$40.30	$52.39	130%	25%	32.5
XLK	$31.66	$41.16	130%	25%	32.5

				Final Underlier Level:	130.00
				Underlier Return:	30.00%

In this example, all of the hypothetical final basket index fund prices are greater than the applicable hypothetical initial basket index fund prices, which results in the hypothetical final underlier level being greater than the initial underlier level of 100.00.  Because the hypothetical final underlier level was determined to be 130.00, the cash settlement amount that we would deliver on your notes at maturity would be the digital payment (expressed as a percentage of the face amount), or 107.00% of each $1,000 face amount of your notes.

Example 2:  The final underlier level is less than the threshold level.  The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Index Fund	Hypothetical Initial Basket Index Fund Price	Hypothetical Final Basket Index Fund Price	Column B / Column A	Basket Weighting	Column C x Column D x 100
XLE	$80.53	$44.29	55%	25%	13.75
XLI	$43.49	$23.92	55%	25%	13.75
XLB	$40.30	$22.17	55%	25%	13.75
XLK	$31.66	$17.41	55%	25%	13.75

				Final Underlier Level:	55.00
				Underlier Return:	-45.00%

In this example, all of the hypothetical final basket index fund prices are less than the applicable hypothetical initial basket index fund prices, which results in the hypothetical final underlier level being less than the initial underlier level of 100.00.  Since the hypothetical final underlier level of 55.00 is less than the threshold level of 90% of the initial underlier level, the hypothetical cash settlement amount will equal:

Cash settlement amount = $1,000 + ($1,000 × (-45.00% + 10%) × 1.1111%) = $611.1111
____________________

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket index funds that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” beginning on page 1 of the accompanying prospectus supplement and page 1 of the accompanying prospectus.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated January 28, 2011, as supplemented by the accompanying prospectus supplement, dated January 28, 2011, and the accompanying product prospectus supplement PB-1, dated May 6, 2013, of Royal Bank of Canada. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the basket component stocks, i.e., the stocks held by the basket index funds.  You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions, Our Creditworthiness or Any Other Relevant Factors, the Value of the Notes on the Trade Date (as Determined by Reference to Pricing Models Used by the Dealer) Will Be Significantly Less than the Principal Amount

The price at which RBCCM (the “dealer”) would initially buy or sell the notes (if the dealer makes a market) and the value that the dealer will initially use for account statements and otherwise will significantly exceed the value of the notes using such pricing models.  The value or quoted price of the notes at any time will reflect many factors and cannot be predicted.  In particular, an increase of the yield spread between our securities and credit risk-free instruments (credit spread) can lead to a decrease in the price of the notes in the secondary market.  In addition, even if our creditworthiness does not decline, the value of the notes on the trade date is expected to be significantly less than the principal amount, taking into account our credit spreads on that date.  If the dealer makes a market in the notes, the price quoted by the dealer would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of the notes that the dealer will use for account statements or otherwise) could be higher or lower than the price that you paid for them, and may be higher or lower than the value of the notes as determined by reference to pricing models used by the dealer.

If at any time a third party dealer quotes a price to purchase the notes or otherwise values the notes, that price may be significantly different (higher or lower) than any price quoted by the dealer.  You should read “— The Market Value of the Notes May Be Influenced by Many Unpredictable Factors” below.

Furthermore, if you sell any of the notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that the dealer, or any other party, will be willing to purchase the notes.  In this regard, the dealer is not obligated to make a market in the notes.  See “— The Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

The principal amount of your investment is not protected and you may lose a significant amount, or even all of your investment in the notes.  The cash settlement amount, if any, will depend on the performance of the underlier and the change in the level of the underlier from the trade date to the determination date, and you may receive significantly less than the principal amount of the notes.  If the final underlier level is less than the threshold level, then you will lose, for each $1,000 in principal amount of the notes, an amount equal to the product of (i) the buffer rate times (ii) the sum of underlier return plus the buffer amount (iii) times $1,000.  You could lose some or all of the principal amount.  Thus, depending on the final underlier level, you could lose a substantial portion, and perhaps all, of your investment in the notes, which would include any premium to the principal amount you may have paid when you purchased the notes.

In addition, if the notes are not held until maturity, assuming no changes in market conditions or to our creditworthiness and other relevant factors, the price you may receive for the notes may be significantly less than the price that you paid for them.

Your Notes Will Not Bear Interest

You will not receive any interest payments on the notes.  Even if the amount payable on the notes at maturity exceeds the principal amount of the notes, the overall return you earn on the notes may be less than you would otherwise have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the term of your notes will be limited because of the digital payment.  The digital payment will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the threshold level over the term of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than your return had you invested directly in the basket index funds.

Payment of the Amount Payable on Your Notes Is Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of Your Notes

The notes are our unsecured debt obligations.  Investors are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the notes. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the notes.

The Amount Payable on Your Notes Is Not Linked to the Prices of the Basket Index Funds at Any Time Other than the Determination Date

The final underlier level will be based on the closing prices of the basket index funds on the determination date (subject to adjustment as described elsewhere in this pricing supplement).  Therefore, for example, if the closing prices of the basket index funds decreased precipitously on the determination date, the amount payable at maturity may be significantly less than it would otherwise have been had the amount payable been linked to the closing prices of the basket index funds prior to that decrease.  Although the actual prices of the basket index funds at maturity or at other times during the term of the notes may be higher than the closing prices of the basket index funds on the determination date, you will not benefit from the closing prices of the basket index funds at any time other than the determination date.

The Notes May Not Have an Active Trading Market

The notes will not be listed on any securities exchange.  The dealer intends to offer to purchase the notes in the secondary market, but is not required to do so.  The dealer or any of its affiliates may stop any market-making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to easily trade or sell the notes.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which the dealer is willing to buy the notes.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you sell your notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

The following factors, among others, many of which are beyond our control, may influence the market value of your notes:

•	the prices of the basket index funds;

•	the volatility—i.e., the frequency and magnitude of changes—of the prices of the basket index funds;

•	the dividend rates of the basket component stocks;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the basket component stocks;

•	interest and yield rates in the market;

•	the time remaining until the notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

The Return on the Notes Will Not Reflect Any Dividends Paid on the Basket Index Funds or the Basket Component Stocks

You will not receive any dividends that may be paid on the basket index funds, or that may be paid on any of the basket component stocks.  See “You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket Index Funds or Any Basket Component Stocks” below for additional information.  Therefore, the return on the notes will not reflect the return you would realize if you actually owned shares of any of those securities and received the dividends paid on them.

Changes in the Prices of the Basket Index Funds May Offset Each Other

Movements in the prices of the basket index funds may not correlate with each other. At a time when the level of one basket index fund increases, the price of one or more of the other basket index funds may not increase as much or may even decline. Therefore, in calculating the final underlier level, increases in the price of one basket index fund may be moderated, or be more than offset, by lesser increases or decreases in the price of one or more of the other basket index funds.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket Index Funds or Any Basket Component Stocks

Investing in your notes will not make you a holder of shares of the basket index funds, any of the stocks held by the basket index funds or any of the stocks included in the underlying indices.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the issuers of those securities or any other rights with respect to those securities.  Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of those securities.

We Will Not Hold Any Shares of the Basket Index Funds or the Basket Component Stocks for Your Benefit, if We Hold Them at All.

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the shares of the basket index funds or the basket component stocks that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any of these securities.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those securities that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Our Hedging Activities and/or Those of Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The dealer or one or more of our other affiliates and/or distributors expects to hedge its obligations under the hedging transaction that it may enter into with us by purchasing futures and/or other instruments linked to the basket index funds, or the securities held by the basket index funds or included in the underlying indices.  The dealer or one or more of our other affiliates and/or distributors also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to these securities at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date.

We, the dealer, or one or more of our other affiliates and/or distributors may also enter into, adjust and unwind hedging transactions relating to notes whose returns are linked to changes in the level or price of the basket index funds or the securities included in the basket index funds or the underlying indices.  Any of these hedging activities may adversely affect the price of the basket index funds —directly or indirectly by affecting the price of the basket component stocks—and therefore the market value of the notes and the amount you will receive, if any, on the notes.  In addition, you should expect that these transactions will cause us, the dealer or our other affiliates and/or distributors, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  We, the dealer and our other affiliates and/or distributors will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of the notes may decline.

Market Activities by Us and by the Dealer for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes

We, the dealer and our other affiliates provide a wide range of financial services to a substantial and diversified client base.  As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender.  In those and other capacities, we, the dealer and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), shares of the basket index funds, the basket component stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the prices of the basket index funds and/or the value of the notes.  Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the prices of the basket index funds and the market value of your notes, and you should expect that our interests and those of the dealer and/or our other affiliates, or our clients or counterparties, will at times be adverse to those of investors in the notes.

In addition to entering into these transactions itself, we, the dealer and our other affiliates may structure these transactions for our clients or counterparties, or otherwise advise or assist clients or counterparties in entering into these transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of us, the dealer or our other affiliates in connection with the notes, through their market-making activities, as a swap counterparty or otherwise; enabling us, the dealer or our other affiliates to comply with internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling us, the dealer or our other affiliates to take directional views as to relevant markets on behalf of itself or our clients or counterparties that are inconsistent with or contrary to the views and objectives of investors in the notes.

We, the dealer and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, shares of the basket index funds, the basket component stocks or other securities or instruments similar to or linked to the foregoing.  Investors in the notes should expect that we, the dealer and our other affiliates will offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

We, the Dealer and Our Other Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Basket Component Stocks

We, the dealer and our other affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base.  You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the basket component stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that we, the dealer and our other affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the basket index funds, securities held by the basket index funds or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain personnel within us, the dealer or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors of the notes.

Past Underlier Performance Is No Guide to Future Performance

The actual performance of the basket index funds over the term of the notes may bear little relation to the historical prices of the basket index funds.  Likewise, the amount payable at maturity may bear little relationship to the hypothetical return table or chart set forth elsewhere in this pricing supplement.  We cannot predict the future performance of the basket index funds.  Trading activities undertaken by market participants, including certain investors in the notes or their affiliates, including in short positions and derivative positions, may adversely affect the prices of the basket index funds.

As the Calculation Agent, RBCCM Will Have the Authority to Make Determinations that Could Affect the Amount You Receive, if Any, at Maturity

As the calculation agent for the notes, RBCCM will have discretion in making various determinations that affect the notes, including determining the final underlier level, and specifically whether and how to make anti-dilution adjustments to the final basket index fund price of one or more of the basket index funds, which will be used to determine the cash settlement amount at maturity, and determining whether to postpone the determination date because of a market disruption event or because that day is not a trading day.  The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of a basket index fund, as described under “Additional Terms of the Notes” below, “General Terms of the Notes—Unavailability of the Level of the Underlier” beginning on page PS-6 of the accompanying product prospectus supplement PB-1 and under “General Terms of the Notes—Anti-dilution Adjustments for Exchange Traded Funds” on page PS-9 of the accompanying product prospectus supplement PB-1.  The exercise of this discretion by RBCCM, which is our wholly owned subsidiary, could adversely affect the value of the notes and may create a conflict of interest between you and RBCCM.  For a description of market disruption events as well as the consequences of market disruption events, see the section entitled “Additional Terms of the Notes—Market Disruption Events” below.  We may change the calculation agent at any time without notice, and RBCCM may resign as calculation agent at any time.

The Policies of the Basket Index Funds’ Investment Advisor Could Affect the Amount Payable on the Notes, if Any, and Their Market Value

The basket index funds’ investment advisor, SSgA Funds Management, Inc. (“SSFM”), may from time to time make certain decisions or judgments with respect to the implementation of policies concerning the calculation of the net asset value of the basket index funds, additions, deletions or substitutions of the securities that they hold, and the manner in which changes affecting the underlying indices are reflected in the basket index funds.  These decisions or judgments could affect the market price of the shares of the basket index funds and, therefore, the amount payable on the notes, if any, at maturity and the market value of the notes prior to maturity.  The amount payable on the notes, if any, and their market value could also be affected if the investment advisor discontinues or suspends calculation or publication of the net asset value of any basket index fund, in which case it may become difficult to determine the market value of the notes.  If events such as these occur, the calculation agent will determine the amount payable, if any, at maturity as described herein and in the product prospectus supplement.

Changes That Affect the Underlying Indices Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity

Standard & Poor’s Financial Services LLC (“S&P”) is responsible for calculating and maintaining the S&P 500® Index, from which the stocks included in the underlying indices are selected. BofA Merrill Lynch Research (the “index compilation agent”), determines the composition of each underlying index based on the sector classification methodology of S&P. The policies of S&P and the index compilation agent concerning the calculation of each underlying index, additions, deletions or substitutions of the components of each underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying index and, therefore, could affect the share price of the basket index funds, the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if S&P and the index compilation agent change these policies, for example, by changing the manner in which they calculate each underlying index, or if S&P and the index compilation agent discontinues or suspends the calculation or publication of any of the underlying indices.

There Is No Affiliation Between the Issuers of the Basket Component Stocks, the Basket Index Funds’ Investment Advisor, S&P or the Index Compilation Agent and Us or the Dealer, and Neither We Nor the Dealer Is Responsible for Any Disclosure by Any of the Issuers of the Basket Component Stocks or the Basket Index Funds’ Investment Advisor

As discussed herein, we, the dealer, and our other affiliates may currently, or from time to time in the future, engage in business with the issuers of the basket component stocks.  Nevertheless, none of us, the dealer, or our respective affiliates has independently verified the accuracy or the completeness of any information about the basket index funds or any of the basket component stocks. You, as an investor in the notes, should make your own investigation into the basket index funds and the basket component stocks.  See the section below entitled “The Underlier” for additional information about the basket index funds.

None of the basket index funds’ investment advisor, any of the issuers of the basket component stocks, S&P or the index compilation agent is involved in this offering of the notes in any way, and none of them have any obligation of any sort with respect to the notes.  Thus, none of the basket index funds’ investment advisor, any of the issuers of the basket component stocks, S&P or the index compilation agent has any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of the notes.

There Are Risks Associated with the Basket Index Funds

Although the shares of each basket index fund are listed for trading on NYSE Arca and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the basket index funds or that there will be liquidity in the trading market.

In addition, each basket index fund is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest the basket index funds’ assets in securities that are not included in the applicable underlying index. The basket index funds are also not actively managed and may be affected by a general decline in market segments relating to the applicable underlying index. The investment advisor invests in securities included in, or representative of, the applicable underlying index regardless of their investment merits. The investment advisor does not attempt to take defensive positions in declining markets.

The Basket Index Funds and the Underlying Indices Are Different and the Performance of the Basket Index Funds May Not Correlate with the Performance of the Underlying Indices

The performance of the basket index funds is generally linked to the performance of the underlying indices.  However, imperfect correlation between the basket index funds’ portfolio securities and those in the underlying indices, rounding of prices, changes to the underlying indices and regulatory requirements may cause tracking error, which is the divergence of the basket index funds’ performance from those of the underlying indices.

In addition, the performance of the basket index funds will reflect additional transaction costs and fees that are not included in the calculation of the underlying indices; this may increase the tracking error of the basket index funds. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the basket index funds and the underlying indices.

Finally, because the shares of the basket index funds are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of any basket index fund may differ from the net asset value per share of that basket index fund.

For all of the foregoing reasons, the performance of the basket index funds may not correlate with the performance of the underlying indices. Consequently, the return on the notes will not be the same as investing directly in the basket index funds, the underlying indices or the basket component stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the underlying indices.

The Calculation Agent Can Postpone the Determination of the Final Underlier Level if a Market Disruption Event Occurs or Is Continuing

The determination of the final underlier level may be postponed if the calculation agent determines that a market disruption event with respect to one or more of the basket index funds has occurred or is continuing on the determination date.  If such a postponement occurs, the calculation agent will use the price of the applicable basket index fund on the first subsequent trading day on which no market disruption event occurs or is continuing, subject to the limitations set forth in the accompanying product prospectus supplement PB-1.  If a market disruption event occurs or is continuing on a determination date, the maturity date for the notes could also be postponed.

If the determination of the price of a basket index fund for the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the price of that basket index fund will be determined by the calculation agent.  In such an event, the calculation agent will make an assessment in its sole discretion of the price of the basket index fund on the last possible postponed determination date. See “General Terms of the Notes — Determination Dates and Averaging Dates” on page PS-5 of the accompanying product prospectus supplement PB-1 and “Additional Terms of the Notes—Market Disruption Events and Non-Trading Days” below.

The Basket Component Stocks Included in Each Basket Index Fund Are Concentrated in One Sector

All of the basket component stocks included in the applicable basket index fund are issued by companies in the energy sector, the industrials sector, the materials sector, or the technology sector, as applicable. As a result, the basket component stocks that will determine the performance of the notes are concentrated in four sectors. Although an investment in the notes will not give holders any ownership or other direct interests in the basket component stocks, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in the applicable market sectors. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors, or in all of the sectors that are tracked by the S&P 500® Index.

You Have Limited Anti-Dilution Protection

The calculation agent may adjust the price of each basket index fund to reflect certain corporate actions, as described in the section “Description of the Notes—Anti-dilution Adjustments” in the accompanying product prospectus supplement PB-1. The calculation agent will not be required to make an adjustment for every event that may affect a basket index fund, and will have broad discretion to determine whether and to what extent an adjustment is required.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Basket Index Funds

In the ordinary course of business, we, the dealer, our other affiliates and any additional dealers, including in acting as a research provider, investment advisor, market maker, principal investor or distributor, may express research or investment views on expected movements in the basket index funds, the underlying indices or the basket component stocks, and may do so in the future.  These views or reports may be communicated to our clients, clients of our affiliates and clients of any additional dealers, and may be inconsistent with, or adverse to, the objectives of investors in the notes.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the basket index funds, the underlying indices or the basket component stocks may at any time have significantly different views from those of these entities.  For these reasons, you are encouraged to derive information concerning the basket index funds, the underlying indices or the basket component stocks from multiple sources, and you should not rely solely on views expressed by us, the dealer, our other affiliates, or any additional dealers.

We May Sell an Additional Aggregate Amount of the Notes at a Different Original Issue Price

At our sole option, we may decide to sell an additional aggregate amount of the notes subsequent to the trade date.  The price of the notes in the subsequent sale may differ substantially (higher or lower) from the principal amount.

If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount

The cash settlement amount will not be adjusted based on the original issue price. If the original issue price for your notes differs from the principal amount, the return on your notes held to maturity will differ from, and may be substantially less than, the return on notes for which the original issue price is equal to the principal amount. If the original issue price for your notes represents a premium to the principal amount and you hold them to maturity, the return on your notes will be lower than the return on notes for which the original issue price is equal to the principal amount or represents a discount to the principal amount.

Significant Aspects of the U.S. Federal Income Tax Treatment of the Notes Are Uncertain

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

Since the underlier consists of four exchange-traded funds, while the matter is not entirely clear, there exists a substantial risk that an investment in the notes is a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the notes could be recharacterized as ordinary income, in which case certain interest charges would apply.  See the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences — Supplemental U.S. Tax Considerations — Potential Application of Section 1260 of the Code” in the accompanying product prospectus supplement PB-1.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Summary Information — U.S. Tax Treatment” in this pricing supplement, the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement PB-1, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section “Tax Consequences” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

Non-U.S. Investors May Be Subject to Certain Additional Risks

The notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This pricing supplement contains a general description of certain U.S. tax considerations relating to the notes.  If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

This pricing supplement also contains a general description of certain Canadian tax considerations relating to the notes.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  This is discussed in more detail under “Employee Retirement Income Security Act” in the accompanying product prospectus supplement PB-1.

ADDITIONAL TERMS OF THE NOTES

Closing Price

The closing price for a basket index fund is the closing sale price or last reported sale price, regular way, for such basket index fund, on a per-share or other unit basis:

•	on the principal national securities exchange on which that basket index fund is listed for trading on that day, or

•	if the basket index fund is not listed on any national securities exchange, on that day, on any other U.S. national market system that is the primary market for the trading of that basket index fund.

If a basket index fund is not listed or traded as described above, then the closing price on any day will be the average, as determined by the calculation agent, of the bid prices for that basket index fund obtained from as many dealers in that basket index fund selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Market Disruption Events and Non-Trading Days

If a market disruption event, as described under “General Terms of the Notes—Market Disruption Events—Exchange Traded Funds” beginning on page PS-7 of the accompanying product prospectus supplement PB-1, occurs or is continuing with respect to any basket index fund on a day that would otherwise be the determination date, or that day is not a trading day, then the determination date will be postponed as to the applicable basket index fund on that day, as described under “General Terms of the Notes — Determination Dates and Averaging Dates” on page PS-5 of the accompanying product prospectus supplement PB-1. If the determination date is postponed due to a market disruption event or non-trading day with respect to one or more of the basket index funds, the final underlier level will be calculated based on (i) the closing price of each of the basket index funds that is not affected by the market disruption event or non-trading day, if any, on the originally scheduled determination date, (ii) the closing price of each basket index fund that is affected by the market disruption event or non-trading day on the first trading day following the originally scheduled determination date on which no market disruption event exists for that basket index fund, and (iii) the calculation agent’s assessment, in its sole discretion, of the price of the basket index fund on the last possible postponed determination date with respect to each basket index fund as to which a market disruption event or non-trading day continues through the last possible postponed determination date. As a result, this could result in the closing price of the basket index funds being determined on different calendar dates. For the avoidance of doubt, once the closing price for one or more basket index funds is determined for a determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation. A market disruption event with respect to one or more basket index funds will not, by itself, constitute a market disruption event for the remaining unaffected basket index funds.

Unavailability of the Level of a Basket Index Fund

Each basket index fund will be subject to the provisions applicable to exchange traded funds in the section “General Terms of the Notes—Unavailability of the Level of the Underlier” beginning on page PS-6 of the accompanying product prospectus supplement PB-1.

Anti-dilution Adjustments for the Basket Index Funds

Each basket index fund will be subject to the provisions set forth in the section “General Terms of the Notes— Anti-dilution Adjustments for Exchange Traded Funds” beginning on page PS-9 of the accompanying product supplement PB-1.

THE UNDERLIER

Information About the Basket Components

We have derived the following information from publicly available documents published by the Select Sector SPDR® Trust. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any basket index fund and the basket index funds will have no obligations with respect to the notes. This pricing supplement relates only to the notes and does not relate to any basket component stock or any securities included in any underlying index. Neither we nor RBCCM participates in the preparation of the publicly available documents described below. Neither we nor RBCCM has made any due diligence inquiry with respect to any basket index fund in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of a basket index fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the applicable basket index fund could affect the value of the shares of that basket index fund on the determination date and therefore could affect the payment at maturity.

The selection of a basket index fund is not a recommendation to buy or sell the shares of any basket index fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of any basket index fund.

Each of the basket index funds is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of nine separate investment portfolios, including the four basket index funds, all of which are offered by the Select Sector SPDR® Trust, a registered investment company. The basket index funds seek investment results that correspond generally to the price and yield performance, before fees and expenses, of the applicable underlying index. As of the date hereof, the average annual management fees and distribution and service fees for each basket index fund total 0 09% of the net asset value of each basket index fund and the total expense ratio for each basket index fund is 0.18%. The basket index funds typically earn income dividends from securities included in the applicable underlying indices. These amounts, net of expenses and taxes (if applicable), are passed along to its shareholders as “ordinary income.” In addition, the basket index funds realize capital gains or losses whenever they sell securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the basket index funds, you will not be entitled to receive income, dividend, or capital gain distributions from those funds or any equivalent payments.

Information provided to or filed with the SEC by the Select Sector SPDR® Trust under the Exchange Act or the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. Additional information about SSFM and the basket index funds may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector SPDR® website at http://www.sectorspdr.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Select Sector SPDR®’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Energy Select Sector SPDR® Fund.  The Energy Select Sector SPDR® Fund is composed of equity securities included in the Energy Select Sector Index.  The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The Energy Select Sector Index is intended to track the movements of companies that are components of the S&P 500® Index and, as of March 28, 2013, includes the shares of common stock of 45 companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry.

The Industrials Select Sector SPDR® Fund.  The Industrials Select Sector SPDR® Fund is composed of equity securities included in the Industrials Select Sector Index.  The Industrials Select Sector Index measures the performance of the industrials sector of the U.S. equity market. The Industrials Select Sector Index is intended to track the movement of companies that are components of the S&P 500® Index and, as of March 28, 2013, includes the shares of common stock of 63 companies from the following industries: aerospace and defense; building products; construction and engineering; electrical equipment; industrial conglomerates; machinery; commercial services and supplies; air freight and logistics; airlines; and road and rail and transportation infrastructure.

The Materials Select Sector SPDR® Fund.  The Materials Select Sector SPDR® Fund is composed of equity securities included in the Materials Select Sector Index.  The Materials Select Sector Index measures the performance of the materials sector of the U.S. equity market. The Materials Select Sector Index is intended to track the movement of companies that are components of the S&P 500® Index and, as of March 28, 2013, includes the shares of common stock of 32 companies from the following industries: chemicals; metals and mining; paper and forest products; containers and packaging; and construction materials.

The Technology Select Sector SPDR® Fund.  The Technology Select Sector SPDR® Fund is composed of equity securities included in the Technology Select Sector Index.  The Technology Select Sector Index measures the performance of the technology sector of the U.S. equity market. The Technology Select Sector Index is intended to track the movement of companies that are components of the S&P 500® Index and, as of March 28, 2013, includes the shares of common stock of 80 companies from the following industries: internet software and services, IT services, software, communications equipment, computer and peripherals, electronic equipment and instruments, office electronics, semiconductors and semiconductor equipment, diversified telecommunication services and wireless telecommunication services.

In seeking to track the performance of its underlying index, each basket index fund employs a replication strategy, which means that a basket index fund typically invests in substantially all of the securities represented in its respective underlying index in approximately the same proportions as that underlying index. Under normal market conditions, each basket index fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising its respective underlying index and will provide shareholders with notice prior to any material change in the 95% investment policy. Under various market circumstances where, for example, it may not be possible or practical for a basket index fund to purchase all of the securities in its respective index, SSFM may utilize a sampling strategy, in which SSFM may select securities that have a similar investment profile to the underlying index. In addition, each basket index fund may lend and borrow money, within limits, and invest in securities that are not included in such basket index fund’s underlying index including other equity securities, convertible securities, variable rate demand notes, commercial paper, structured notes, swaps and in options and futures contracts.

The Underlying Indices

All disclosures contained in this pricing supplement regarding the underlying indices, including, without limitation, their make-up, method of calculation and changes in their components has been derived from publicly available information.  This information reflects the policies of, and is subject to change by, S&P and the index compilation agent.  Neither we nor RBCCM accept any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the underlying indices or any successor to the underlying indices.

Each of the underlying indices is a sub-index of the S&P 500® Index (each a “select sector index”).  Each stock in the S&P 500® Index is allocated to only one select sector index, and the combined companies of the nine select sector indices represent all of the companies in the S&P 500® Index.  The industry indices are sub-categories within each select sector index and represent a specific industry segment of the overall select sector index.  The nine select sector indices seek to represent the S&P 500® Index sectors: consumer discretionary, consumer staples, energy, financials, health care, industrial, materials, technology, and utilities.

The stocks included in each select sector index are selected by the index compilation agent based on the sector classification methodology of S&P. S&P acts as index calculation agent in connection with the calculation and dissemination of each select sector index. Each stock in the S&P 500® Index is allocated to only one select sector index, and the nine select sector indices together comprise all of the companies in the S&P 500® Index.

Each select sector index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a select sector index (the “component stocks”) is a constituent company of the S&P 500® Index.

•
The nine select sector indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the select sector indices.

•
The index compilation agent assigns each constituent stock of the S&P 500® Index to a select sector index. The index compilation agent, after consultation with S&P, assigns a company’s stock to a particular select sector index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each select sector index.

•
Each select sector index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a select sector index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that select sector index. S&P has stated that it expects to take steps to ensure that no component stock exceeds the weight of 25% by redistributing all excess weight equally to all uncapped stocks within the relevant select sector index. However, under certain conditions, the number of shares of a component stock within the select sector index may be adjusted to conform to Internal Revenue Code requirements.

Each select sector index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each select sector index is computed by dividing the total market value of the companies in the select sector index by a number called the index divisor.

Methodology of S&P 500® Index

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® Index component stocks relative to the S&P 500® Index’s base period of 1941-43, which we refer to as the base period.

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total market value of the S&P 500® Index component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® Index component stocks by a number called the “S&P 500® Index divisor.” By itself, the S&P 500® Index divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index.  The S&P 500® Index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which we refer to as “S&P 500® Index maintenance.”

S&P 500® Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment.  By adjusting the index divisor for the change in total market value, the value of the S&P 500® Index remains constant.  This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All index divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock Split (i.e., 2-for-1)	Shares outstanding multiplied by 2; Stock price divided by 2	No

Share Issuance (i.e., change ≥ 5%)	Shares outstanding plus newly issued shares	Yes

Share Repurchase (i.e., change ≥ 5%)	Shares outstanding minus repurchased shares	Yes

Special Cash Dividends	Share price minus special dividend	Yes

Company Change	Add new company market value minus old company market value	Yes

Rights Offering	Price of parent company minus price of rights offering rights ratio	Yes

Spin-Off	Price of parent company minus price of spin-off co. share exchange ratio	Yes

Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P Dow Jones Indices LLC so that there is no change in the market value of the S&P 500® Index component stocks.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® Index component stocks and consequently of altering the aggregate market value of the S&P 500® Index component stocks, which we refer to as the post-event aggregate market value. In order that the level of the S&P 500® Index, which we refer to as the pre-event S&P 500® Index value, not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® Index component stocks, a new index divisor, which we refer to as the new index divisor, is derived as follows:

post-event aggregate market value	=	pre-event S&P 500® Index value
new index divisor

new index divisor	=	post-event market value
pre-event S&P 500® Index value

A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

The S&P 500® Index and other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

The index compilation agent may at any time determine that a component stock which has been assigned to one select sector index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different select sector index. In the event that index compilation agent notifies S&P that a component stock’s select sector index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected select sector indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.

Component stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate select sector index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Historical Performance of the Basket Index Funds

The prices of the basket index funds have fluctuated in the past and may experience significant fluctuations in the future.  Any historical upward or downward trend in the prices of the basket index funds during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of the notes.

The historical prices of the basket index funds are provided for informational purposes only.  You should not take the historical prices of the basket index funds as an indication of their future performance.  We cannot give you any assurance that the future performance of the basket index funds or the basket component stocks will result in your receiving an amount greater than the original issue price at maturity.  Neither we nor any of our affiliates makes any representation to you as to the performance of the underlier.  Moreover, in light of current market conditions, the trends reflected in the historical performance of the basket index funds may be less likely to be indicative of their performance over the term of the notes than would otherwise have been the case.  The actual performance of the basket index funds over the term of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The following table sets forth the high and low closing and period-end prices of each basket index fund, as reported by Bloomberg, for each of the four calendar quarters in 2009, 2010, 2011 and 2012, and for the first and second calendar quarter in 2013 (through June 7, 2013).  We obtained the closing prices of the basket index funds listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Prices of the Energy Select Sector SPDR® Fund

	High	Low	Closing
2009
Quarter ended March 31	$51.95	$38.12	$42.46
Quarter ended June 30	$53.95	$43.36	$48.07
Quarter ended September 30	$55.89	$44.52	$53.92
Quarter ended December 31	$59.76	$51.97	$57.01
2010
Quarter ended March 31	$60.30	$53.74	$57.52
Quarter ended June 30	$62.07	$49.68	$49.68
Quarter ended September 30	$56.31	$49.38	$56.06
Quarter ended December 31	$68.25	$56.11	$68.25
2011
Quarter ended March 31	$80.01	$67.78	$79.81
Quarter ended June 30	$80.44	$70.99	$75.35
Quarter ended September 30	$79.79	$58.59	$58.59
Quarter ended December 31	$73.04	$56.55	$69.13
2012
Quarter ended March 30	$76.29	$69.46	$71.73
Quarter ended June 29	$72.42	$62.00	$66.37
Quarter ended September 28	$76.57	$64.96	$73.48
Quarter ended December 31	$74.94	$68.59	$71.44
2013
Quarter ended March 28	$79.99	$72.86	$79.32
Quarter ending June 28 (through June 7, 2013)	$83.28	$74.09	$81.31

Quarterly High, Low and Closing Prices of the Industrial Select Sector SPDR® Fund

	High	Low	Closing
2009
Quarter ended March 31	$24.73	$15.36	$18.43
Quarter ended June 30	$23.79	$18.84	$21.96
Quarter ended September 30	$27.31	$20.56	$26.34
Quarter ended December 31	$28.55	$25.27	$27.79
2010
Quarter ended March 31	$31.42	$26.90	$31.23
Quarter ended June 30	$33.36	$27.45	$27.45
Quarter ended September 30	$31.48	$27.01	$31.28
Quarter ended December 31	$34.91	$30.98	$34.90
2011
Quarter ended March 31	$38.03	$35.04	$37.68
Quarter ended June 30	$38.70	$35.21	$37.24
Quarter ended September 30	$38.28	$28.98	$29.21
Quarter ended December 31	$34.28	$28.37	$33.75
2012
Quarter ended March 30	$38.15	$34.49	$37.42
Quarter ended June 29	$37.66	$33.34	$35.67
Quarter ended September 28	$37.76	$34.21	$36.54
Quarter ended December 31	$38.46	$35.40	$37.90
2013
Quarter ended March 28	$42.12	$38.64	$41.73
Quarter ending June 28 (through June 7, 2013)	$44.36	$40.17	$43.79

Quarterly High, Low and Closing Prices of the Materials Select Sector SPDR® Fund

	High	Low	Closing
2009
Quarter ended March 31	$24.21	$18.06	$22.21
Quarter ended June 30	$28.31	$22.59	$25.80
Quarter ended September 30	$32.31	$24.24	$30.90
Quarter ended December 31	$33.49	$29.29	$33.00
2010
Quarter ended March 31	$34.92	$29.95	$33.88
Quarter ended June 30	$35.14	$28.36	$28.36
Quarter ended September 30	$33.41	$28.06	$32.78
Quarter ended December 31	$38.50	$32.68	$38.50
2011
Quarter ended March 31	$40.70	$36.99	$40.03
Quarter ended June 30	$40.91	$36.66	$39.38
Quarter ended September 30	$40.57	$29.32	$29.32
Quarter ended December 31	$35.99	$28.53	$33.50
2012
Quarter ended March 30	$37.89	$34.43	$36.97
Quarter ended June 29	$37.47	$32.76	$35.29
Quarter ended September 28	$38.35	$34.13	$36.77
Quarter ended December 31	$37.88	$34.77	$37.54
2013
Quarter ended March 28	$39.98	$37.39	$39.18
Quarter ending June 28 (through June 7, 2013)	$41.30	$37.31	$40.18

Quarterly High, Low and Closing Prices of the Technology Select Sector SPDR® Fund

	High	Low	Closing
2009
Quarter ended March 31	$16.31	$13.22	$15.62
Quarter ended June 30	$18.43	$16.06	$18.17
Quarter ended September 30	$20.99	$17.34	$20.87
Quarter ended December 31	$23.13	$20.25	$22.87
2010
Quarter ended March 31	$23.26	$20.84	$23.09
Quarter ended June 30	$24.06	$20.40	$20.40
Quarter ended September 30	$23.15	$20.29	$23.02
Quarter ended December 31	$25.28	$22.84	$25.18
2011
Quarter ended March 31	$27.01	$24.69	$26.07
Quarter ended June 30	$26.84	$24.49	$25.70
Quarter ended September 30	$26.74	$22.52	$23.57
Quarter ended December 31	$26.51	$23.04	$25.45
2012
Quarter ended March 30	$30.44	$25.81	$30.15
Quarter ended June 29	$30.48	$27.20	$28.75
Quarter ended September 28	$31.66	$27.90	$30.83
Quarter ended December 31	$31.05	$27.62	$28.95
2013
Quarter ended March 28	$30.43	$29.21	$30.27
Quarter ending June 28 (through June 7, 2013)	$32.20	$29.31	$31.73

Historical Underlier Levels

The following graph is based on the underlier closing level for the period from January 1, 2009 through June 7, 2013, assuming that the underlier closing level was 100 on January 1, 2009.  We derived the underlier closing levels based on the method to calculate the underlier closing level as described in this pricing supplement and on actual closing levels of the basket index funds on the relevant date.  The underlier closing level can increase or decrease due to changes in the levels of the basket index funds.

Underlier Performance

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We will agree to sell to RBCCM, and RBCCM will agree to purchase from us, the principal amount of the notes specified, at the price specified, on the cover page of this pricing supplement.  RBCCM has informed us that, as part of its distribution of the notes, it will reoffer the notes at a purchase price equal to [98.25]% of the principal amount to one or more other dealers who will sell them to their customers.  In the future, RBCCM or one of its affiliates, may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.  For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution―Conflicts of Interest” in the accompanying prospectus.

If the notes priced on the date of this pricing supplement, RBCCM, acting as agent for Royal Bank of Canada, would receive an underwriting discount of approximately $17.50 per $1,000 in principal amount of the notes and would use that commission to allow selling concessions to other dealers of up to approximately $17.50 per $1,000 in principal amount of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. If the notes priced on the date of this pricing supplement, the price of the notes would also include a profit of approximately $3.75 per $1,000 in principal amount of the notes earned by Royal Bank of Canada in hedging its exposure under the notes. In no event will the total of the underwriting discount received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, exceed $22.50 per $1,000 in principal amount of the notes.

We expect to deliver the notes against payment therefor in New York, New York on ______, 2013, which is expected to be the fifth scheduled business day following the trade date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

RBCCM may use this pricing supplement in the initial sale of the notes. In addition, RBCCM or any other affiliate of Royal Bank of Canada may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

TABLE OF CONTENTS

Pricing Supplement

Summary Information	PS-2
Hypothetical Examples	PS-5
Additional Risk Factors Specific to Your Notes	PS-9
Additional Terms of the Notes	PS-18
The Underlier	PS-19
Supplemental Plan of Distribution (Conflicts of Interest)	PS-28

Product Prospectus Supplement PB-1 dated May 6, 2013

Summary	PS-1
Risk Factors	PS-3
General Terms of the Notes	PS-4
Hypothetical Returns on Your Notes	PS-12
Use of Proceeds and Hedging	PS-13
Historical Underlier Information	PS-14
Supplemental Discussion of Canadian Tax Consequences	PS-15
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-16
Employee Retirement Income Security Act	PS-20
Supplemental Plan of Distribution	PS-21

Prospectus Supplement dated January 28, 2011

Use of Proceeds	5
Description of Notes We May Offer	5
Certain Income Tax Consequences	26
Supplemental Plan of Distribution	27
Documents Filed as Part of the Registration Statement	29

Prospectus dated January 28, 2011

Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	ii
About This Prospectus	iii
Risk Factors	1
Royal Bank of Canada	1
Presentation of Financial Information	1
Caution Regarding Forward-Looking Information	2
Use of Proceeds	2
Consolidated Ratios of Earnings to Fixed Charges	3
Consolidated Capitalization and Indebtedness	4
Description of Debt Securities	5
Tax Consequences	22
Plan of Distribution	34
Conflicts of Interest	36
Benefit Plan Investor Considerations	38
Limitations on Enforcement of U.S. Laws Against the Bank,
Our Management and Others	39
Validity of Securities	39
Experts	39
Other Expenses of Issuance and Distribution	40
We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product prospectus supplement PB-1, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  These documents are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in each such document is current only as of its respective date.

$

Royal Bank of Canada

Leveraged Buffered Basket-Linked Notes, due        , 2015

RBC Capital Markets, LLC